Exhibit 10.4
Rail Service and Construction Agreement
Between Siouxland Ethanol, LLC
and
Nebraska Northeastern Railroad Company
     THIS RAIL SERVICE AND CONSTRUCTION AGREEMENT (the “Agreement”) is made and entered into as of the 11th day of November, 2005 by and between SIOUXLAND ETHANOL, LLC, a Nebraska limited liability company with its principal offices in Jackson, Nebraska, (“Customer”), and NEBRASKA NORTHEASTERN RAILROAD COMPANY, a Nevada corporation with its principal offices in Dallas, Texas (“Railroad”).
W I T N E S S E T H :
     WHEREAS, Siouxland Ethanol, LLC (“Customer”) has selected a site (“the Site”) in Dakota County, Nebraska on Highway 20 as the location for a 50-million gallon dry mill corn-based ethanol plant to produce fuel grade ethanol and distillers grains for sale, and the Site is bordered by property and railway owned and operated by Railroad; and
     WHEREAS, Customer, or its agent, shall construct or have constructed one or more railroad tracks inside its ethanol plant (“Yard”) and Railroad shall construct or have constructed a sidetrack, (“Sidetrack”), both as shown in red and blue on the plan dated 11-11-05, attached hereto as Attachment A and made a part hereof, to provide rail service to the Site; and
     WHEREAS, Railroad and Customer desire to enter into an agreement setting forth their rights and obligations with respect to the construction, ownership, operation, use and maintenance of the Yard and Sidetrack:
     NOW, THEREFORE, it is mutually understood and agreed as follows:
     1. Easement. Railroad hereby grants at no additional cost to Customer a lateral easement 10-feet wide as shown in Attachment A for the installation and maintenance of utility infrastructure for said Site including, but not limited to, gas line, electric infrastructure, and water discharge line, so long as the aforesaid utilities’ installation and infrastructure does not impede normal operations of the Railroad. Customer hereby agrees to indemnify, hold harmless and defend Railroad, its officers, owners, agents and assigns from and against any and all claims or losses arising from the construction, placement and/or operation of utilities in said easement, whether caused by negligence or not, unless resulting from the sole negligence of Railroad.
     2. Construction. Customer shall construct or have constructed a sidetrack consisting of track structure, ballast, grading, drainage structures, turnouts and other appurtenances (“the Sidetrack”) extending along the Railroad’s mainline at milepost 9.11 for approximately 4082 feet and including a turnout into the Site as shown in Attachment A. Customer shall construct or have constructed the track structure, ballast, grading, drainage structures, turnouts, bumping posts and other appurtenances constituting the yard and the connecting track (including turnout) between the yard and Sidetrack (the Yard Tracks). Each party shall do and perform said work in all respects in a workmanlike manner consistent with industry standards. The parties agree to comply with all statutes and with all regulations of any federal, state or municipal government or regulatory agency applicable to the location, placement and construction of said Yard Tracks and Sidetrack. Each party shall use its best reasonable efforts to avoid interference with the others construction and operations.
     3. Clearances. Customer agrees to provide and maintain: (A) the lateral clearance requirements (at least eight feet [8’0"] from either side of the centerline of the of each track in the Yard Tracks as increased for flat curves, super-elevated curves and approaches thereto); and (B) the vertical clearance requirements (at least twenty-two feet [22’0"] above the top of the rail), for the entire yard. Any clearance not in compliance with the foregoing is a “Close” clearance. Lateral and vertical clearances for power poles and lines must also comply with the National Electric Safety Code (NESC)
4. Ownership and Maintenance.
     (a) Customer shall own the yard and that portion of the connecting track located on the Site and shown in blue on Attachment A. Railroad shall own the Sidetrack and that portion of the connecting track (including turnout) located on railroad’s right-of-way as shown in red on Attachment A. Customer shall maintain the entire Sidetrack and Yard Tracks in a condition that will safely and satisfactorily accommodate the operation of railroad equipment. In the event Customer shall fail to so maintain, Railroad shall be under no obligation to operate, nor shall it have any liability if it does not operate, over said portion of any track. Failure of Railroad to notify Customer of the need of such repairs or Railroad’s continued operation over the tracks shall not relieve Customer of its obligation to maintain it in a safe condition and shall not relieve Customer of any responsibility for loss or damage resulting from its failure to so maintain. Customer shall provide adequate drainage and keep the area along and adjacent to the Sidetrack and Yard Tracks free and clear of all ice and snow, materials, obstacles and debris so as to provide a safe walkway for Railroad’s employees. Any future changes in or extensions of the Yard Tracks upon which the Railroad would be expected to operate railroad locomotives and cars shall not be made by Customer without prior written notice to Railroad.
     (b) All track and track material in the Sidetrack and in that portion of the connecting track located on Railroad’s right-of-way and shown in red on Exhibit A including all turnouts, shall remain the property of the Railroad.
     5. Lease. Railroad hereby leases at no additional cost to Customer the Sidetrack on the following terms:
     (a) Customer shall have the non-exclusive right to use the Sidetrack for set-out and pick-up of railcars delivered or picked up by Railroad. Railroad’s use of the Sidetrack in connection with traffic for other shippers will not unreasonably interfere with Customer’s use of the Sidetrack.
     (b) Customer shall maintain the Sidetrack, at its sole cost and expense, to normal industry standards.

     (c) Customer shall indemnify, defend and hold harmless Railroad, its officers, owners, agents and assigns from and against any and all claims, demands, actions or damages arising out of or resulting from the location, condition, or operation on the Sidetracks, without regard to negligence, unless resulting from the sole negligence of Railroad.
     (d) This lease shall terminate upon termination of any or part of this Agreement.
     6. Reimbursement. Railroad shall reimburse Customer its reasonable and actual cost of constructing the Sidetrack up to a maximum of $537,000. Such reimbursement is conditional upon Customer completing and operating a 50 million gallon dry mill corn-based ethanol plant at the site. Payment of the reimbursement amount shall be due and payable $150,000 upon completion of 50% of the plant structure, and the balance upon the first revenue movement of railcars into the Site.
     7. Minimum Volume Guarantee. For and in consideration of Railroad’s reimbursement of certain construction costs and the other terms and conditions of this agreement, Customer guarantees that it in each of the first five (5) years after completion of its ethanol plant, Customer will ship a minimum of 1500 loaded rail cars, inbound or outbound.
     In the event that the number of loaded cars falls short of 1500 in any of the first five years of plant operation (measured from the anniversary date of the first revenue carload on the Sidetrack), Customer shall pay Railroad an amount equal to $75 for each car short of 1500.
EXAMPLE: In the third year of operation, Customer receives 800 loaded rail cars and ships out 500 loaded cars. Customer must pay Railroad $15,000 ($75 x [1500 – (800+500)]. No credit is taken for carloads above the minimum in other years.
Payment shall be due thirty (30) days after invoice.
     8. Rail Service.
     8.1 Railroad agrees, pursuant to the provisions of this Agreement, its tariffs, circulars, rules and rail transportation contracts, to operate over the Sidetrack or other track as the parties may from time to time agree to deliver, place and pick-up railcars consigned to or ordered by Customer, at such times established by Railroad.
     8.2 Customer shall not permit the use of the Sidetrack or Yard tracks by or for the account of third parties without the written consent of Railroad. If such use occurs without such consent, Customer shall remain responsible for the conduct of such third parties as stated in this Agreement as if for its own account. Railroad shall not be required to provide rail service to such third parties.

     8.3 Railroad shall be deemed to have delivered any railcar consigned to or ordered by Customer when such railcar has been placed on the Sidetrack, so as to allow access by Customer, and Railroad’s locomotive has uncoupled from the railcar. At that time, Railroad shall be relieved of all liability as a common or contract carrier or as a bailee, and possession of the railcar and its contents shall be transferred to Customer. Similarly, any obligation of Railroad as a common or contract carrier or as a bailee shall not begin until it has coupled its locomotive to the loaded railcar and departed the Sidetrack.
     8.4 Customer is responsible for all railcars and their contents while in Customer’s possession, including while such cars are located on the Sidetrack, and assumes all responsibility for payment of all damages to any railcar and/or its contents that may occur during that time, even if caused by third parties.
     8.5 If Railroad is unable to deliver a railcar on the Sidetrack for loading or unloading due to the acts of Customer or any third party, then such railcar will be considered as constructively placed for demurrage purposes at the time of attempted delivery.
     9. Hazardous Materials
     9.1 The following provisions apply when the Sidetrack is used for the delivery or tender of any dangerous, flammable, explosive or hazardous commodity (hereinafter “Hazardous Materials”), as determined by the U.S. Department of Transportation under the Hazardous Materials Transportation Act (49 U.S.C. §§1801, et seq.) and the Hazardous Materials Regulations (49 U.S.C. Parts 170-179) issued thereunder, as amended from time to time.
     9.2 No Hazardous Materials shall be placed: (A) on the Sidetrack (except railcar shipments); (B) within the clearance requirements established herein; or (C) within one hundred (100) feet of Railroad’s connecting mainline track.
     9.3 Customer shall comply with all recommended practices of the Association of American Railroads and all Governmental Requirement(s) regarding the loading, unloading, possession, transfer and/or storage of Hazardous Materials, including but not limited to the installation and use of pollution abatement and control structures and other equipment that is prudent or required under such practices and/or Governmental Requirement(s).
     9.4 In the event of a Hazardous Materials leak, spill, or lease, Customer shall immediately notify the appropriate Governmental Response center and Railroad’s Operations Center and, at its sole expense, take all appropriate steps to clean, neutralize and remove the spill.
     10. SUSPENSION AND TERMINATION.
     10.1 Railroad may temporarily suspend its operations over the Sidetrack and/or Yard Tracks if, in its sole opinion, the condition of the track is unsafe or if such operations would interfere with its common carrier duties.

     10.2 Either party may terminate this Agreement upon the material default of the other party. The party claiming a default must provide the other party with notice. If the default is not corrected within thirty (30) days of the date of such notice, the party claiming default may terminate this Agreement upon written notice. Use of the Sidetrack or Yard Tracks by Railroad during any notice period shall not be considered as a waiver of any default claimed by it.
     10.3 Customer understands that it must tender and/or receive a sufficient number of railcar shipments over the Sidetrack in order for Railroad to continue to keep Railroad’s portion of the Sidetrack in place. After the fifth anniversary of revenue operations over the Sidetrack, if the Railroad determines that the number of railcar shipments is insufficient, Railroad may notify Customer and offer to continue to keep the Sidetrack in place in exchange for payment of an annual continuation charge from Customer. The amount of the continuation charge may vary from year to year. Customer shall have a period of thirty (30) days from the date of notice from Railroad within which to either accept or decline payment of the continuation charge. Should Customer decline to pay the continuation charge or not respond during the thirty (30) day period, then Railroad shall have the right to suspend service over the Sidetrack, remove its track and turnouts, and/or to terminate this Agreement upon notice to Customer.
     10.4 This Agreement will terminate, without the necessity of further notice, upon the abandonment of Railroad’s adjacent mainline track.
     10.5. Either party may terminate this Agreement, following the five-year anniversary of revenue operations over the Sidetrack, by extending thirty (30) days’ notice to the other party.
     10.6. Upon the termination of this Agreement, each party may remove any portion of its trackage.
     11. Liability and Insurance.
     11.1 Except as otherwise provided herein, any and all damages, claims, demands, causes of action, suits, expenses (including attorney’s fees and costs), judgments and interest whatsoever (hereinafter collectively “Losses”) in connection with injury to or death of any person or persons whomsoever (including employees, invitees and agents of the parties hereto) or loss of or damage to any property whatsoever arising out of or resulting directly or indirectly from the construction, maintenance, repair, use, alteration, operation or removal of the Sidetrack and Yard Track shall be divided between the parties as follows:
     (a) Each party shall indemnify and hold the other party harmless from all Losses arising from the indemnifying party’s willful or gross negligence, its sole negligence and/or its joint or concurring negligence with a third party.
     (b) The parties agree to jointly defend and bear equally between them all Losses arising from their joint or concurring negligence.
     (c) Notwithstanding the foregoing, and irrespective of the sole, joint or concurring negligence of Railroad, Customer acknowledges that it is solely responsible for and agrees to indemnify and save Railroad harmless from all Losses arising from: (i) the failure of Customer to properly maintain the Sidetrack and/or Yard Tracks; (ii) the construction, alteration or removal of the tracks by Customer; (iii) the presence of a Close clearance on the tracks; or (iv) the explosion, spillage and/or presence of Hazardous Materials on its properties, facility or on Customer’s Segment, but only when such Losses would not have occurred but for the dangerous nature of the Hazardous Materials.
     11.2. Customer at its sole cost and expense shall procure and maintain in effect during the continuance of this Agreement, a policy of Commercial General Liability Insurance (CGL), naming Railroad as additional insured and covering liability assumed by Customer under this Agreement. A coverage limit of not less than THREE MILLION AND 00/100 U.S. DOLLARS ($3,000,000.00) Combined Single Limit per occurrence for bodily injury liability and property damage liability is required to protect Customer’s assumed obligations. Coverage shall not exclude railroad risks. Evidence of insurance coverage shall be provided to Railroad and endorsed to provide for thirty (30) days’ notice to Railroad prior to cancellation or modification of any policy and shall reflect Customer’s assumed obligations under this Agreement.
     11.3. If said CGL insurance policy(ies) do(es) not automatically cover Customer’s contractual liability during periods of survey, installation, maintenance and continued occupation, a specific endorsement adding such coverage shall be purchased by Customer. If said CGL policy is written on a “claims made” basis instead of a “per occurrence” basis, Customer shall arrange for adequate time for reporting losses. Failure to do so shall be at Customer’s sole risk.
     11.4. Obtaining said insurance shall not limit Customer’s liability under this Agreement, but shall be security therefore.
     12. Customer Switching. Customer shall have the right to switch with its own trackmobile or locomotive power over the Sidetrack under the terms hereof. However, in no event shall Customer perform any switching service or operate over Railroad’s mainline or over any other trackage owned by Railroad. Any device used by Customer to move railcars on the tracks (whether trackmobile, locomotive or other) shall be disconnected from said railcars and locked and secured by Customer when not in use. Customer shall take all necessary precautions to prevent rolling stock from entering upon or fouling Railroad’s mainline. Customer assumes all risk of loss, damage, cost, liability, judgment and expense (including attorneys’ fees), in connection with any personal injury to or death of any persons, or loss of or damage to any property, whether employees of either Customer or Railroad or third persons, or property of either Customer or Railroad or of other persons, that may be sustained or incurred in connection with, or arising from or growing out of, the operation of Customer’s trackmobile or locomotive power or other Customer switching operations upon the Sidetrack. If the Customer contracts a third party for railcar movement and switching operations over Customer’s portion of the Sidetrack, Customer shall remain liable to Railroad for the actions and inaction of such third party.

     13. Miscellaneous.
     13.1 Each provision of this Agreement is several from the other provisions. If any such provision is ruled to be void or unenforceable, the remaining provisions will continue in full force and effect.
     13.2 Other documents may also describe and cover a portion of the rail service provided under this Agreement. In the event of any conflict between such other documents and this Agreement, this Agreement shall control.
     13.3 The section captains in this Agreement are for the convenience of the parties and are not substantive in nature. All words contained in this Agreement shall be construed in accordance with their customary usage in the railroad industry.
     13.4 The failure of either party to enforce any provision of this Agreement or to prosecute any default will not be considered as a waiver of that provision or a bar to prosecution of that default unless so indicated in writing.
     13.5 All notices shall be in writing, shall be sent to the address contained in the introductory section and shall be considered as delivered: (a) on the next business day, if sent by telex, telecopy, telegram or overnight carrier; or (b) five days after the postmark, if sent by first class mail.
     13.6 The late payment of any charge due Railroad pursuant to this Agreement will result in the assessment of Railroad’s then standard late fee and interest charges at the rate of eighteen percent (18%) per annum, or at the highest lawful rate, until payment in full is received.
     13.7 Upon the signature of duly authorized representatives of both parties, this Agreement shall be a binding agreement on both parties.
     13.8 This Agreement constitutes the entire understanding of the parties, is to be construed under the laws of the state in which the Sidetrack is located, may not be modified without the written consent of both parties, and has been executed by their duly authorized officials.
     IN WITNESS WHEREOF, the parties have duly executed this RAIL SERVICE AND CONSTRUCTION AGREEMENT as of the date first above written.

SIOUXLAND ETHANOL, LLC	NEBRASKA NORTHEASTERN RAILWAY COMPANY

By: /s/Tom Lynch	By: /s/Dennis L> Prewett

Tom Lynch, Its President	Dennis L. Prewett, Its President